EXHIBIT 32.1

[LETTER HEAD]

Written Statement of the Chief Executive Officer

I, Neil S. Novich, as Chairman, President and Chief Executive Officer of Ryerson Inc. (the “Company”), state and certify that this Form 10-Q Quarterly Report for the period ended March 31, 2006, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in this Form 10-Q Quarterly Report for the period ended March 31, 2006, fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Neil S. Novich
Neil S. Novich
Chairman, President & Chief Executive Officer
(Principal Executive Officer)

May 5, 2006